Exhibit 99.1

Harte Hanks Hires Don Aicklen as Senior Vice President of Sales & Marketing

Experienced Sales Executive Joins Leadership Team

Chelmsford, MA - January 4, 2022 - Harte Hanks (HHS), a leading global customer experience company, announced today that Don Aicklen is returning to Harte Hanks to lead the Company’s corporate sales and marketing team.

Aicklen brings significant sales and marketing expertise to Harte Hanks. Most recently, he led the Enterprise and Data Sales teams at KBM Group (Wunderman) and was involved with several successful startups in marketing services and EdTech. Previously at Harte Hanks, Aicklen led the Company’s national sales organization, and established new markets in automotive and consumer durables that drove significant Company growth.

“I’m thrilled to be coming back to Harte Hanks,” said Aicklen. “This is the company I grew up with and it’s a natural fit for me to return to a Company that I am truly passionate about. We have an enviable roster of clients and capabilities that are relevant and needed in today’s marketplace.”

“We are especially excited to have such a talented and effective sales leader to drive our growth initiatives”, said Brian Linscott, CEO. “Don’s history with Harte Hanks and his track record in expanding sales channels and nurturing sales teams align with our plans for strategic growth in 2022 and beyond.”

About Harte Hanks

Harte Hanks (HHS) is a leading global customer experience company whose mission is to partner with clients to provide them with CX strategy, data-driven analytics and actionable insights combined with seamless program execution to better understand, attract and engage their customers.

Using its unparalleled resources and award-winning talent in the areas of Customer Care, Fulfillment and Logistics, and Marketing Services, Harte Hanks has a proven track record of driving results for some of the world's premier brands including Bank of America, GlaxoSmithKline, Unilever, Pfizer, HBOMax, Volvo, Ford, FedEx, Midea, Sony and IBM among others. Headquartered in Austin, Texas, Harte Hanks has over 2,500 employees in offices across the Americas, Europe and Asia Pacific.

For more information, visit hartehanks.com.

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